EXHIBIT 1

EXECUTION COPY

AGREEMENT

EMISPHERE TECHNOLOGIES, INC.

NOVARTIS PHARMA AG

MHR INSTITUTIONAL PARTNERS IIA LP

AGREEMENT

As of June 4, 2010

PARTIES

1.

Emisphere Technologies, Inc., a Delaware corporation with offices at 240 Cedar Knolls Road, Suite 200, Cedar Knolls, NJ 07907, USA (“Emisphere”).

2.

Novartis Pharma AG, a company registered in Switzerland with offices at Novartis Campus, Forum 1 CH-4056 Basel, Switzerland (“Novartis”).

3.

MHR Institutional Partners IIA LP, a Delaware limited partnership with offices at 40 West 57th Street, 24th Floor, New York, NY 10019, USA (“MHR”).

BACKGROUND

A.

MHR and Emisphere are parties to a Senior Secured Term Loan Agreement (as amended, the “Loan Agreement”) and a Pledge and Security Agreement (as amended, the “Pledge and Security Agreement”), each dated as of 26 September 2005, and Emisphere and MHR and certain of MHR’s Affiliates (as defined in the Pledge and Security Agreement) are parties to an Investment and Exchange Agreement of the same date (together with the Loan Agreement and the Pledge and Security Agreement and any related documents, the “MHR Loan Documents”);

B.

Pursuant to the MHR Loan Documents, MHR was granted a security interest in and over all of Emisphere’s assets (the “Security Interest”), which include, among other things, the items described in Exhibit C to the License Agreement (as defined below) (those items described in Exhibit C collectively being the “Licensed IP” and any reference to Licensed IP shall deem to only include the items applicable to such specific reference, as the context requires), in respect of monies owed and other obligations secured;

C.

Novartis and Emisphere are parties to: (i) a Research Collaboration and Option Agreement between Emisphere and Novartis, dated as of December 3, 1997, as amended by the Amendment to Research Collaboration and Option Agreement between Emisphere and Novartis, dated as of October 20, 2000 (the “CT Option”) and a License Agreement between Emisphere and Novartis, dated as of March 8, 2000 (the “CT License”) (collectively, the “CT Agreements”); (ii) a Research Collaboration License Agreement between Emisphere and Novartis, dated as of September 22, 2004, as extended and amended by the Letter Agreement between Emisphere and Novartis, dated as of November 2, 2005 (the “hGH Agreement”); and (iii) a Research Collaboration Option and License Agreement between Emisphere and Novartis, dated as of December 1, 2004, which came into effect by Novartis’ exercise of its option on March 7, 2006 (the “PTH Agreement”, and together with the CT Agreements and the hGH Agreement, collectively, the “Existing Agreements”);

D.

Concurrently herewith, Emisphere and Novartis are entering into a master agreement and amendment (the “Master Agreement”) which amends certain terms of the Existing Agreements, and reference herein to the Existing Agreements, either collectively or individually, will be as each is amended by the Master Agreement (the Existing Agreements (as amended, subject to Section 3 below), and the Master Agreement, including any Additional Compound License to be entered into by Novartis and Emisphere pursuant to Section 3.5 of the Master Agreement, are each hereinafter referred to as a “Novartis Agreement” and collectively, as the “Novartis Agreements”);

E.

The effectiveness of the Master Agreement is conditioned only upon (i) entry into this Agreement by and among MHR, Emisphere and Novartis and (ii) execution of the License Agreement (as defined below) by and between Novartis and MHR, such License Agreement to be effective only after the full satisfaction of each of the License Conditions (as defined below); and

F.

The effectiveness of this Agreement is conditioned upon the entry into and the effectiveness of the Master Agreement by Emisphere and Novartis, with this Agreement, the Master Agreement and the License Agreement all deemed to have been executed simultaneously.

THE PARTIES AGREE

1.

Definitions

(a)

Capitalized terms used but not defined in this Agreement will have the meanings ascribed to them in the MHR Loan Documents.

(b)

For purposes of this Agreement:

“Foreclosed IP” means the Initial Foreclosed IP and Purchased Foreclosed IP, collectively.

“Foreclosure” or “Foreclosed” occurs when (a) an Event of Default (as defined in the MHR Loan Documents) has occurred, (b) with respect to all or any portion of the Licensed IP, MHR forecloses on, conducts, controls or substantially directs a foreclosure sale, or is granted ownership or legal or equitable title to under or in connection with a plan of reorganization or similar arrangement, and (c) MHR takes possession of, acquires, is granted ownership rights as the holder of legal or equitable title to all or any portion of the Licensed IP, or such Licensed IP is sold to a third party pursuant to a foreclosure sale.

“Foreclosure Notice” means written notification by MHR to Novartis that MHR has foreclosed on any Licensed IP, which notice shall state the date of such Foreclosure, describe the Licensed IP so foreclosed and specify the Novartis Agreement(s) covering such Licensed IP.

“Initial Foreclosed IP” means any Licensed IP that has been Foreclosed upon by MHR at any time and as to which MHR takes ownership or legal or equitable title.

“Purchased Foreclosed IP” means (i) such of the Initial Foreclosed IP as is purchased by one or more Foreclosure Purchaser(s) (as defined below) or (ii) Licensed IP, in whole or in part, the legal or equitable title or ownership of which passes directly to one or more Foreclosure Purchaser(s) as a result of a Foreclosure.

2.

License Agreement

(a)

Concurrent with the entry into this Agreement, MHR and Novartis shall have executed a license agreement in the form attached as Annex 1 hereto (the “License Agreement”), provided that the License Agreement shall become effective only with respect to Foreclosed IP, on a Novartis Agreement-by-Novartis Agreement basis, and only immediately upon the satisfaction in full of all of the following conditions precedent (collectively, the “License Conditions”):

(i)

a Foreclosure occurs;

(ii)

at the time of such Foreclosure, subject to any cure period provided in respect of the applicable Novartis Agreement covering such Licensed IP, no material breach of Novartis in respect of the applicable Novartis Agreement has occurred and is continuing (so long as Novartis has certified in writing within five (5) business days following receipt of a Foreclosure Notice from MHR with respect to such Foreclosure that, at the time of such Foreclosure, subject to any cure period provided in respect of the applicable Novartis Agreement covering such Licensed IP, no material breach of Novartis in respect of the applicable Novartis Agreement has occurred and is continuing, in which case this condition will be deemed to have been fulfilled as of the date of the Foreclosure); and

(iii)

the applicable Novartis Agreement covering the applicable Foreclosed IP has not been terminated in accordance with its terms as a result of a material breach of such Novartis Agreement by Novartis or as a result of a decision by Novartis as permitted under such Novartis Agreement (other than for Novartis’ termination for Emisphere’s uncured material breach), provided that MHR shall not be bound to any surviving rights of Novartis except for any surviving rights specifically set forth on Exhibit B of the License Agreement, on a Novartis Agreement-by-Novartis Agreement basis, only if and to the extent that Emisphere would have otherwise been bound by such surviving rights.

(b)

If MHR seeks to sell or otherwise transfer all or any portion of any Initial Foreclosed IP, or if, in connection with a Foreclosure, MHR or Emisphere seek to sell or otherwise transfer any Licensed IP that will become Purchased Foreclosed IP upon sale or Initial Foreclosed IP upon Foreclosure, as the case may be, to one or more third parties (any such third party, a “Foreclosure Purchaser”), each of MHR and Emisphere hereby severally covenant and agree that any such sale or transfer shall be expressly conditioned upon such Foreclosure Purchaser executing a license agreement similar in all respects to the License Agreement (other than any Recitals therein, and other than with respect to any Financial Obligations which shall be payable to MHR unless otherwise directed by MHR to be paid in whole or in part to one or more other parties), provided that such license agreement shall only become effective with respect to the applicable Purchased Foreclosed IP upon the occurrence of all of the License Conditions as applicable to the Purchased Foreclosed IP, which shall be applicable to and will cover only the Purchased Foreclosed IP purchased by such Foreclosure Purchaser, with such Purchased Foreclosed IP being specifically identified in a license agreement between the Foreclosure Purchaser and Novartis, and the provisions of the License Agreement between MHR and Novartis shall automatically and immediately terminate to the extent that it relates to any such Purchased Foreclosed IP, and MHR shall cease to be a party thereto for purposes of such Purchased Foreclosed IP (other than with respect to any Financial Obligations which shall continue to be payable to MHR unless otherwise directed by MHR to be paid in whole or in part to one or more other parties, unless otherwise required in accordance with a final order or judgment as contemplated in Section 4 of the License Agreement), provided that MHR will continue to be a party thereto only with respect to Licensed IP or Initial Foreclosed IP (subject to the License Agreement becoming and continuing to be effective in respect to any such Initial Foreclosed IP), if any, that has not become Purchased Foreclosed IP purchased by such Foreclosure Purchaser.

(c)

The parties hereto hereby agree that so long as and to the extent that Novartis has paid and is continuing to pay the Financial Obligations (as defined and as provided in the License Agreement) as and when they become due to MHR or a Foreclosure Purchaser, Novartis shall not be obligated to pay to Emisphere any Financial Obligations (including any applicable payments under Section 10.10(c) of the hGH Agreement and Section 10.12(c) of the PTH Agreement due to Emisphere (together, the “Surviving Royalty”)) that would otherwise be owed to Emisphere in respect of Foreclosed IP or for any other Licensed IP covered by the same Novartis Agreement and any Surviving Royalty or Financial Obligations owing to Emisphere in respect of such Novartis Agreement shall be reduced to zero notwithstanding there remaining Licensed IP under such Novartis Agreement that is not subject to a Foreclosure, and Emisphere hereby expressly irrevocably waives any right it has to payment of any Financial Obligations without such waiver being deemed a setoff of obligations otherwise owed to Emisphere.

(d)

By entry into this Agreement or the execution of the License Agreement, none of Emisphere, MHR or Novartis shall be deemed to have waived, limited or extinguished any claims or rights to assert that any of them has breached any agreement or obligation or committed any other act or omission.  For the avoidance of doubt, and without limiting the foregoing, MHR shall not be deemed to have waived, limited or extinguished any claims or rights that it may assert under the Novartis Agreements despite having executed the License Agreement or such License Agreement having become effective.

3.

MHR’s Consent to Master Agreement and Amendments to the Novartis Agreements

Emisphere hereby acknowledges and agrees that Section 4.1 of the Pledge and Security Agreement prohibits each Grantor from entering into any agreement or undertaking restricting the right or ability of such Grantor or the Secured Party on its own behalf and on behalf of the Lenders to sell, assign or transfer any of the Collateral except with the prior written consent of the Secured Party or as permitted under the MHR Loan Documents.  In reliance on this Agreement, MHR hereby consents to Emisphere entering into the Master Agreement.  Any amendments to the Novartis Agreements as the Novartis Agreements exist as of the date hereof (other than the amendments that are being effected by the Master Agreement on the date hereof), or the entering into of any Additional Compound License as contemplated by the Master Agreement, shall not take effect until such time as MHR or the Foreclosure Purchaser provides its written consent to any such amendments or the entering into of such Additional Compound License.

4.

Investment Agreements Unchanged

Each of Novartis and Emisphere agrees and acknowledges that except as expressly provided herein, the MHR Loan Documents are unmodified in any way and remain in full force and effect.  Except as expressly provided herein, each of MHR and Emisphere agree and acknowledge, each for itself, severally and not jointly, that execution of this Agreement by MHR or Emisphere, as applicable, does not and shall not constitute a waiver of any rights or remedies to which MHR or Emisphere, as applicable, is entitled pursuant to the MHR Loan Documents, nor shall the same constitute a waiver of any default with respect to the MHR Loan Documents.

5.

Representation

Each of Novartis and Emisphere hereby represents and warrants that it has, prior to the date hereof, provided to MHR true, correct and complete copies of the final and fully executed Existing Agreements.

6.

Non-Reliance

Novartis hereby acknowledges and agrees that it does not and shall not rely on this Agreement or the License Agreement or any portion hereof or thereof, except for rights that are expressly provided to Novartis herein or in the License Agreement, in order to assert any waiver in connection with MHR’s Collateral or any of MHR’s rights under the MHR Loan Documents in any manner whatsoever.

7.

Confidentiality

(a)

Except as otherwise provided herein, the existence of this Agreement, the Novartis Agreements, the License Agreement and the terms hereof and thereof, as well as any notices received and delivered hereunder or thereunder, and the identity of MHR, Emisphere or Novartis in connection with this Agreement, any of the Novartis Agreements or the License Agreement (collectively, the “Confidential Information”), shall remain strictly confidential and no party to this Agreement, directly or indirectly, shall discuss with or disclose to any third party, in any case, any Confidential Information except (i) if in the advice of such party’s counsel, such disclosure is necessary for such party  not to be in violation of or default under any applicable law (including, without limitation, any statute, regulation, rule, stock exchange requirement, self-regulatory body, supervisory authority, other applicable judicial or governmental order, legal process, fiduciary or similar duties or otherwise (collectively, the “Legal Requirements”)), provided that: (A) to the extent practical and permitted under any applicable Legal Requirements, such party shall promptly notify the other party hereto so that such other party may, at its sole cost, expense and in its sole discretion, seek any appropriate protective order and/or take any other appropriate action; provided, however, that such notice shall not be required by MHR or its affiliates prior to filings made with and to the extent required by the U.S. Securities and Exchange Commission ("SEC") or other regulatory body, provided, further, that: (I) MHR agrees that it will not disclose financial information that is Confidential Information hereunder (except for this Agreement or the License Agreement or the terms hereof or thereof) unless MHR first complies with the last sentence of this Section 7(a); and (II) MHR used reasonable effort to not include in such filing any other information that is Confidential Information hereunder (except for this Agreement or the License Agreement or the terms thereof), including by making a request for confidential treatment of such information, if in the advice of counsel such request is reasonable, which request shall be deemed to be a reasonable effort hereunder, and (B) in the event that such protective order is not obtained, only the portion of material which, in the advice of such person’s counsel is required to be disclosed under any applicable Legal Requirements may be disclosed, and the disclosing party shall use its good faith efforts to obtain assurance that confidential treatment will be accorded such material; (ii) if such third party has been or will be provided such information by Emisphere or MHR in connection with considering a potential transaction relating to the MHR Loan Documents, the Licensed IP or Emisphere, in each case in any manner whatsoever, and such third party has entered into a confidentiality agreement with Emisphere or MHR, as applicable, on customary terms that are at least as protective as those contained in this paragraph; or (iii) to the extent that the other parties hereto have provided prior written consent to such disclosure.  Confidential Information shall not include any information that is in the public domain or any Confidential Information that subsequently enters the public domain without fault on the part of the party receiving such information.  Each party agrees to consult with each other party on the possible redaction of certain provisions, schedules, exhibits and attachments to this Agreement  and the License Agreement that contain information which is Confidential Information in connection with any filings made by a party with the SEC (or other regulatory body) or as otherwise required by law; provided, however, that each party may make its own final determination of its filing obligation (including without limitation the timing of such filing) and effect such filing accordingly and without any obligation to delay such filing.  The parties agree that they have complied with this Section 7 in all respects if MHR files this Agreement and the License Agreement, including any Exhibits thereto, without redaction with the SEC after the date hereof.  The parties acknowledge and agree that any Foreclosure Purchaser shall not be deemed to be in possession of Confidential Information which was not provided to such Foreclosure Purchaser by or on behalf of Novartis, Emisphere or MHR in connection with this Agreement or the License Agreement.

(b)

Notwithstanding the foregoing, MHR may disclose such Confidential Information (i) to any of MHR’s affiliates, potential investors and potential financing sources or any acquirer or potential acquirer of assets and their respective representatives  who may have a need to know such Confidential Information in connection with the evaluation and/or negotiation of a potential transaction relating to the MHR Loan Documents, the Licensed IP or Emisphere; provided, that: (A) the person to whom such Confidential Information is disclosed has previously entered into a confidentiality agreement with Emisphere or MHR, as applicable, on customary terms and (B) any such review by such person shall be solely for purposes of evaluating a potential transaction relating to the MHR Loan Documents, the Licensed IP or Emisphere; or (ii) to any of MHR’s equity interest holders, principals, officers, directors, employees, agents and consultants who need to know such Confidential Information in their capacity as the foregoing and who are subject to obligations of confidentiality on customary terms.

(c)

Notwithstanding anything else to the contrary in this Agreement, each of Novartis and Emisphere acknowledges and agrees that, subject to MHR’s agreement concerning disclosure of the Confidential Information as provided in the immediately two preceding paragraphs, MHR and its affiliates are in the business of making investments in, and otherwise engaging in, businesses which may or may not be in competition with Novartis or Emisphere or otherwise related to its or its affiliates’ respective business and that, except to the extent that such activities involve the disclosure of the Confidential Information that would be prohibited hereunder, this Agreement in no way limits or restricts MHR’s or its affiliates’ ability to make such investments or engage in such businesses.

8.

Effectiveness and Termination

This Agreement will come into effect on the effective date of the Master Agreement (“Effective Time”) and shall remain in effect until the earlier of:

(a)

with respect to the rights and obligations of all of the parties hereto, the permanent release of all of MHR’s security interests in and liens on all of the Licensed IP (whether granted pursuant to the Pledge and Security Agreement or otherwise), except if such release has occurred as result of a Foreclosure;

(b)

with respect to the rights and obligations of all of the parties hereto, the termination or release of the Security Interest in and as applicable to all of the Licensed IP, except if such release has occurred as a result of a Foreclosure; and

(c)

with respect to the rights and obligations of all of the parties hereto, termination of this Agreement in its entirety immediately upon MHR or one or more Foreclosure Purchaser(s), as applicable, entering into the License Agreement as to all of the Licensed IP as a result of Foreclosure on all of the Licensed IP and such License Agreement becoming fully effective as set forth in Section 2(a) hereof.

9.

Successors and Assigns; Transfer

(a)

Subject to this Section 9, the benefits of this Agreement shall inure to the parties hereto and their respective successors and permitted assigns and transferees and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and permitted assigns and transferees.

(b)    MHR may assign or otherwise transfer this Agreement and the rights and obligations hereunder without the prior written consent of Novartis, provided that any such assignment or transfer of this Agreement (prior to its termination as provided herein) must be made together with the License Agreement (which effectiveness shall continue to be subject to and depending upon the occurrence of all of the License Conditions and the other terms thereof) and each of the MHR Loan Documents that are applicable or related to the Licensed IP then applicable to this Agreement; provided, however, that regardless of whether the License Conditions have been satisfied, at no time may MHR assign or otherwise transfer any of its security interests in or liens on any of the Licensed IP other than with the simultaneous assignment of this Agreement and the License Agreement.

(c)

Novartis may assign this Agreement without the consent of MHR or Emisphere but will consult with MHR and consider MHR’s views reasonably and in good faith before assignment of this Agreement other than any assignment (i) to a party which is an affiliate of Novartis; or (ii) on a Novartis Agreement-by-Novartis Agreement basis, in connection with the transfer or sale of or including Novartis’ business relating to Novartis Agreement to a third party, whether by merger, sale of stock, sale of assets or otherwise, provided that any such assignment of this Agreement must be effected together with the License Agreement and applicable Novartis Agreement.  Any party to whom Novartis assigns a Novartis Agreement pursuant to Section 10.3 of the Master Agreement, Section 18.1 of the CT License, Section 14.4.2 of the hGH Agreement, or Section 14.4.2 of the PTH Agreement shall have the benefits afforded Novartis by this Agreement and the License Agreement and be subject to the obligations of Novartis under such Novartis Agreement, this Agreement and the License Agreement (e.g., Section 4 of the License Agreement).

(d)

Emisphere may not assign this Agreement without the consent of Novartis and MHR.

(e)

Upon termination of  this Agreement with respect to all Licensed IP as provided in Section 8, all rights, duties and obligations of the parties hereto shall cease to have any force or effect other than those obligations concerning the disclosure of Confidential Information as provided in Section 7 hereof, which shall terminate two and one half years after the date of such termination, and the parties shall no longer be bound by, and shall not have any obligations or duties under, this Agreement or the License Agreement.

10.

Amendment; Modification

This Agreement may only be amended or modified by a writing signed by the parties hereto.  All agreements, covenants, representations and warranties by Emisphere, Novartis or MHR, as the case may be, hereunder are given, made or provided by and for each of them each for itself, severally and not jointly.

11.

Entire Agreement

This Agreement and the License Agreement:

(a)

together constitute the entire understanding and agreement of the parties hereto relating to the subject matter hereof; and

(b)

supersede all prior agreements, negotiations, correspondence and understandings between the parties hereto relating to the subject matter hereof, whether oral or written.

12.

Governing Law; Consent to Jurisdiction and Venue; Waiver of Jury Trial

(a)

This Agreement shall be governed by and construed and enforced according to the domestic laws of the State of New York without giving effect to its conflicts of law or choice of law principles (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.  Each party hereto agrees that venue for any action to enforce the provisions of this Agreement shall be properly laid in any courts of the State of New York or any federal court located therein.  Each party hereto also hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and any federal courts located therein for any actions, suits or proceedings arising out of or relating to this Agreement (and agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered or certified mail to it at its address set forth in this Agreement shall be effective service of process for any action, suit or proceeding brought against it in any such court.

(b)

Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

13.

Notices

(a)

Emisphere hereby agrees to provide prompt notice to MHR upon any breach or threatened breach of any of the Novartis Agreements by Novartis, which notice to MHR shall be provided by Emisphere no later than three (3) days after such breach arises.  Failure of Emisphere to provide such notice or take any other action under this Agreement shall not constitute a breach of this Agreement nor shall this Agreement be terminable as a result thereof.

(b)

MHR hereby agrees to provide Novartis with the Foreclosure Notice promptly following consummation of each Foreclosure.

(c)    All notices and other communications under this Agreement only shall be in writing, shall be effective when received, and shall be deemed to have been received:

(i)     on the date of delivery, if delivered personally to one of the office holders of   the other party set forth in Section 13(c)(ii); or

(ii)   on the second business day after the business day of deposit with Federal Express or other similar courier for overnight delivery, freight prepaid, in each the case, addressed as follows (until the address is changed by notice duly given):

To Emisphere:

Emisphere Technologies, Inc.

240 Cedar Knolls Road, Suite 200

Cedar Knolls, NJ 07927

Attention: President and CEO

Fax: +1 973 532 8115

With copy to:

Emisphere Technologies, Inc.

240 Cedar Knolls Road, Suite 200

Cedar Knolls, NJ 07927

Attention: General Counsel

Fax: +1 973 532 8115

To Novartis:

Novartis Pharma AG

Forum 1

Novartis Campus

CH-4056 Basel

Switzerland

Attention: Global Head of Business Development & Licensing

Fax: + 41 61 324 2511

With copy to:

Novartis Pharma AG

Forum 1

Novartis Campus

CH-4056 Basel

Switzerland

Attention: General Counsel

Fax: +41 61 324 2100

With copy to:

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

Attn: Alan S. Gover

Fax: + 1 212 354 8113

With copy to:

White & Case LLP

701 Thirteenth Street, NW

Washington, DC 20005-3807

Attn: Jane Plomley

Fax: + 1 202 639 9355

To MHR:

MHR Institutional Partners IIA LP

40 West 57th Street, 24th Floor

New York, NY 10019, USA

Attention: Hal Goldstein

Fax: (212) 262-9356

With copy to:

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, NY 10036, USA

Attention: Doron Lipshitz

Fax: (212) 326-2061

14.

Counterparts

This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

15.

Severability

If any provision of this Agreement or a portion thereof is held invalid or unenforceable, such provision or any portion thereof will be construed to the closest extent possible to reflect the intent of the parties, and the remainder of the Agreement will remain in full force and effect.

16.

Waiver

A waiver must be in writing signed by the party waiving its right.  A waiver of any term, provision or condition of this Agreement in one or more instances will not be deemed to be or construed as a further or continuing waiver of any the term, provision or condition, or of any other term, provision or condition of this Agreement.

17.

Expenses

Except as otherwise agreed between any of the parties hereto, each party hereto will bear its own out of pocket costs incurred in performing its obligations and exercising its rights under this Agreement.

*    *    *    *    *

IN WITNESS WHEREOF, the parties have executed this instrument as of the date first written above.

NOVARTIS PHARMA AG

By: /s/ Anthony Rosenberg

Name: Anthony Rosenberg

Title:

By: /s/ Sarah Clements

Name: Sarah Clements

Title: Head Legal General Medicines

EMISPHERE TECHNOLOGIES, INC.

By: /s/ Michael V. Novinski

Name: Michael V. Novinski

Title: President & CEO

MHR INSTITUTIONAL PARTNERS IIA LP

By:  MHR Institutional Advisors II LLC

its General Partner

By: /s/ Hal Goldstein

Name: Hal Goldstein

Title: Vice President

[AGREEMENT SIGNATURE PAGE]

ANNEX 1: License Agreement

[See attached]